Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Interest income	$7,888	8,425	32,093	34,031
Interest expense	1,411	1,986	6,387	8,334
Net interest income	6,477	6,439	25,706	25,697
Provision for loan losses	613	693	2,089	1,680
Net interest income after provision	5,864	5,746	23,617	24,017
Non-interest income	1,981	2,694	7,764	8,887
Non-interest expense	5,321	5,314	21,849	21,277
Income before income taxes	2,524	3,126	9,532	11,627
Provision for income taxes	570	769	2,210	2,494
Net income from continuing operations	1,954	2,357	7,322	9,133
Income from discontinued operations, net of taxes	-	63	793	240
Net income	$1,954	2,420	8,115	9,373

Dividends per common share	$0.16	0.16	0.64	0.64
Basic earnings per common share:
Continuing operations	$0.29	0.35	1.09	1.37
Discontinued operations	-	0.01	0.12	0.03
Diluted earnings per common share:
Continuing operations	$0.28	0.34	1.08	1.36
Discontinued operations	-	0.01	0.12	0.03
Average shares outstanding:
Basic	6,699,005	6,688,285	6,692,385	6,687,500
Diluted	6,767,406	6,738,090	6,751,599	6,736,622

Selected Financial Ratios
Return on average assets	0.97%	1.23%	1.02%	1.22%
Return on average equity	9.94%	13.09%	10.89%	13.36%
Dividend payout ratio	55.17%	44.44%	52.89%	45.71%
Net interest margin (tax equivalent)	3.63%	3.76%	3.70%	3.89%

Selected Balance Sheet Items	December 31, 2011	December 31, 2010
Investment securities	$267,771	251,053

Loans	461,262	454,991
Less allowance for loan losses	2,931	2,641
Net loans	458,331	452,350

Total assets	791,570	760,134
Total deposits	663,562	638,539
Short-term borrowings	21,596	21,691
Long-term debt	21,373	23,120
Total shareholders’ equity	77,960	70,707

Shares outstanding at period end	6,704,723	6,689,743

Book value per share	$11.63	10.57
Equity to assets ratio	9.85%	9.30%

Assets Under Management
LCNB Corp. total assets	$791,570	760,134
Trust and investments (fair value)	221,950	223,545
Loans serviced	67,410	70,705
Business cash management	8,583	9,591
Brokerage accounts (fair value)	78,863	82,385
Total assets managed	$1,168,376	1,146,360